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                                                                       EXHIBIT 3
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                         First Modification to Amended
                             Plan of Reorganization
                              dated August 7, 1998



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                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

In re:                                                CASE NO. 98-20169-BKC-RBR
                                                      CHAPTER 11

2CONNECT EXPRESS, INC.

             Debtor.
                                     /
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          DEBTOR'S FIRST MODIFICATION TO AMENDED PLAN OF REORGANIZATION

                  2CONNECT EXPRESS, INC. (the "Debtor") files its First Modification to Amended Plan of Reorganization, such Plan having been served on all creditors and interested parties via First Class mail on July 17, 1998. The Modifications contained herein apply only to those Articles and Subsections set forth below. The relevant subsections are modified as follows:

                                    ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

                  1.1      SCOPE OF DEFINITIONS.

                                No modification.

                  1.2      TERMS.

                  (aq) "New Value Contribution" -- The following shall be added to this subsection:

                  Notwithstanding anything herein to the contrary, if Sterne Agee or its designee does not deposit the New Value Contribution into an escrow account acceptable to the Debtor within three (3) days prior to the hearing on confirmation of the Plan, then this Plan shall become a liquidating plan and the Debtor shall file and serve a notice with respect thereto.




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                  (ay) "Professional Fees" -- The word "after" shall be
substituted in place of the word "including" at line three of this subsection.

                  (ba) "Reorganized Debtor" -- The following phrase shall be added after the words "Effective Date" at line 5 of this subsection: "including any litigation claims against Sterne Agee,"

                                    ARTICLE V

             TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN

                  5.4 CLASS 4 - THE ALLOWED INTERESTS IN THE DEBTOR. This Section shall be deleted and the following substituted therefor:

                  The pre-confirmation Equity Securities in the Debtor shall terminate and be extinguished on the Effective Date. In the event the New Value Contribution is made on the Effective Date, then, in exchange therefor, New Equity Securities in the Debtor shall be issued to Sterne Agee or their designee on the Effective Date, which new Equity Securities shall consist of all of the then- issued and outstanding Equity Securities of the Reorganized Debtor.

                                   ARTICLE VI

               MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

                  A.       VESTING OF PROPERTY OF THE ESTATE.

                  No modification.

                  B.       NO RETENTION OF EQUITY SECURITIES.

                  This Section shall be deleted and the following



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substituted for Section 6.3:

                  On the Effective Date, the interests of all holders of pre-petition Equity Securities and all such Equity Securities shall be deemed cancelled and extinguished.

                  C.  MEANS FOR IMPLEMENTATION OF PLAN.

                  This Section shall be deleted and the following substituted for Section 6.4:

                  The Debtor, since the filing of this case, has been streamlining its costs, downsizing its operations and liquidating excess assets. The Debtor has completed such efforts by closing all of its remaining stores, with the exception of the Coral Square store location, eliminating all but a small staff at the corporate level and liquidating, through auction, all remaining excess inventory, equipment and furniture. Prior to the Effective Date, the Debtor anticipates that it will have liquidated and reduced to Cash all of its excess assets with the exception of those assets which it will retain as a reorganized Debtor pursuant to the terms hereof.

                  In addition, the Debtor and the Committee assert that they have negotiated and finalized the terms upon which Sterne Agee will make a New Value Contribution in the amount of $185,000 on the Effective Date. The Debtor has already received $10,000 from Bobby Allison Cellular in connection therewith. The proceeds from the liquidation of assets and the New Value Contribution shall be included in Available Cash. Nevertheless, despite the Debtor and the Committee believing they have reached such an



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agreement with Sterne Agee, Sterne Agee has recently indicated that it does not currently have an obligation to go forward and perform its alleged obligation thereunder. The Debtor and the Committee contend that Sterne Agee has anticipatorily breached its agreement to fund the New Value Contribution. Sterne Agee contends that it has not breached such agreement because the Debtor failed to perform a condition precedent thereto. Also, Sterne Agee asserts that it never agreed to make a New Value Contribution but only to purchase certain assets in the event the Debtor complies with the conditions precedent. The Debtor is preparing to file a lawsuit against Sterne Agee in these bankruptcy proceedings (the "Adversary Complaint") based upon the assertion that Sterne Agee has refused to perform and has breached such agreement. If Sterne Agee ultimately does not comply with the obligations the Debtor and the Committee believe it has and the New Value Contribution is not made per the terms of such agreement, then the Debtor shall liquidate all of its remaining assets in a manner which will provide the highest and best value to the estate. Such assets shall include the lease of the Coral Square store and all remaining fixtures. Any proceeds therefrom, including any net recoveries obtained from Sterne Agee in connection with the Adversary Complaint, shall be included in the Available Cash for distribution to creditors hereunder.

         If the New Value Contribution is not deposited into an escrow account acceptable to the Debtor so as to be available to the Debtor upon confirmation of the Plan within three (3) days





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prior to the hearing on confirmation of the Plan, then the Debtor shall file with the Court and serve a notice on all parties in interest that the Debtor will seek confirmation of the Plan as a liquidating plan and that the Debtor will not reorganize.

                  On the Effective Date of the Plan, the Debtor will use the Available Cash to pay the Allowed Administrative Claims, to reserve for future Allowed Administrative Claims, to pay the Allowed Secured Claim, the Allowed Priority Tax Claims and the Allowed Priority Claims. Immediately thereafter, the Debtor will make a Pro Rata Distribution of the remainder of the Available Cash to the holders of Allowed Unsecured Claims. To do so, the Debtor will utilize the Cash on hand on the Effective Date, which Cash was generated through operations, through the sale/liquidation of assets, collection of accounts receivables and the New Value Contribution, if applicable. Thereafter, and to the extent any such assets are not liquidated as of the Effective Date, the Reorganized Debtor shall continue its liquidation efforts and shall, within ten
(10) days after receipt of the net proceeds from any such liquidation, including from the Adversary Complaint, distribute the net proceeds therefrom (after payment of Allowed Administrative Claims) Pro Rata to the holders of Allowed Unsecured Claims pursuant to the terms of the Plan.

                  The Debtor shall create a Distribution Reserve on the Effective Date of the Plan from the Cash on hand so as to enable any post-confirmation Allowed Administrative Claims to be paid, including those incurred in connection with the prosecution of the











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Adversary Complaint.

                  Finally, the Debtor will complete any and all objections to claims filed or to be filed in these proceedings. If the Debtor is successful therein, then any monies reserved on the Effective Date for such claims will be re-distributed to all Allowed Unsecured Claims hereunder after the Debtor obtains a Final Order on the last objection to claims.

                  D.       THE NEW VALUE CONTRIBUTION.

                  This Section shall be deleted and the following substituted for Section 6.5:

                  The Committee and the Debtor assert that they have negotiated an agreement with Sterne Agee on the amount and contribution of the New Value Contribution. The Debtor and the Committee assert that pursuant to the alleged agreement, the New Value Contribution is to be $185,000, which amount is to be paid to the Debtor on the Effective Date. The Debtor has already received $10,000 from Bobby Allison Cellular in connection therewith. Nevertheless, despite the Debtor and the Committee believing they have reached such an agreement with Sterne Agee, Sterne Agee has recently taken the position that it has no current obligation to perform. The Debtor and the Committee contend that Sterne Agee has anticipatorily breached its agreement to fund the New Value Contribution. Sterne Agee contends that it has not breached such agreement because the Debtor failed to perform a condition precedent thereto. Also, Sterne Agee asserts that it never agreed to make a New Value Contribution but only to purchase







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certain assets in the event the Debtor complies with the conditions precedent.
The Debtor is preparing to file a lawsuit against Sterne Agee in these bankruptcy proceedings based upon Sterne Agee's anticipated refusal to perform.

                  E. THE MERGER WITH BOBBY ALLISON CELLULAR.

                  The following shall be added to Subsection 6.6:

                  If Sterne Agee does not comply with its obligation (as alleged by the Debtor and the Committee) to fund the New Value Contribution prior to the Effective Date, then the Debtor will cease to exist as of the Effective Date and the estate will survive and continue so as to resolve all pending matters. As a result, all business operations of the Debtor shall be discontinued and the merger with Bobby Allison shall not go forward.

                  F. POST-CONFIRMATION MANAGEMENT.

                  The following shall be added to Subsection 6.7: If Sterne Agee does not comply with its obligation (as alleged by the Debtor and the Committee) to fund the New Value Contribution prior to the Effective Date, then the Debtor will cease to exist as of the Effective Date and the estate will survive and continue so as to resolve all pending matters. As a result, there will be no post-confirmation management of the Debtor. However, Mr. Thomas Hicks and certain administrative staff shall remain in order to finalize all matters which pertain to the estate, including prosecution of the Adversary Complaint and making of Distributions to creditors.









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                  G. PRESERVATION AND PROSECUTION OF CAUSES OF ACTION.

                  The following shall be added to Subsection 6.8:

                  The Debtor and the Debtor's estate shall preserve any and all claims and causes of action that they have had, now have, or may in the future have against Sterne Agee including without limitation those claims arising out of Sterne Agee's alleged failure to fund the New Value Contribution.

                  H. AUTOMATIC OPERATION OF CERTAIN PROVISIONS OF THE PLAN.

                  (a) No modification.

                  (b) The following shall be added after the word "Lease": provided the New Value Contribution is made;

                  (c) No modification.

                  (d) This subsection shall be deleted and the following substituted therefor:

                           The extinguishment and cancellation of all pre-
confirmation Equity Securities in the Debtor in accordance herewith;

                  (e) The two consecutive Subsections identified as "(e)" shall be re-lettered as subsections (f) and (g), respectively.

                  The following shall constitute Subsection (e):

                           If the New Value Contribution is made, then the
issuance of the new Equity Securities in the Reorganized Debtor to Sterne Agee or its designee, which new Equity Securities shall consist of all of the issued and outstanding Equity Securities in




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the Reorganized Debtor;

                                   ARTICLE VII
                     PROVISIONS FOR ASSUMPTION AND REJECTION

                   OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  A.  GENERALLY.

                                No modification.































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                  B. CORAL SQUARE LEASE.

                  The following shall be added to Subsection 7.2: If the New Value Contribution is not made, then the Debtor seeks authority from the Court to reject the Coral Square Lease on the Effective Date pursuant to 11 U.S.C.
Section 365, and shall liquidate all of its remaining assets.



                                      Dated:  August      , 1998
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PAUL J. BATTISTA, ESQ.
Florida Bar No. 884162
CAMILLE A. COLELLA, ESQ.
Florida Bar No. 979460
Counsel to the Debtor
Kelley Drye & Warren LLP
2400 Miami Center
201 S. Biscayne Blvd.
Miami, FL 33131
(305) 372-2400





































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2CONNECT EXPRESS, INC.

By:___________________________
   Thomas H. Hicks
   President






























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